Exhibit 2.1

SHARE EXCHANGE AGREEMENT

                                                          by and among

ASIA PACKAGING & PRINTING, INC.,

BAOJI JINQIU PRINTING & PACKAGING CO., LTD.,

FUFENG JINQIU PRINTING & PACKAGING CO., LTD..

THE SHAREHOLDERS OF ASIA PACKAGING & PRINTING, INC.,

 USA THERAPY, INC.

AND

KATHY KESTLER AND TODD BAUMAN [THE  CONTROLLING STOCKHOLDERS OF USA THERAPY, INC.]

dated as of August 6, 2010

SHARE EXCHANGE AGREEMENT

           SHARE EXCHANGE AGREEMENT, dated as of August 6, 2010 (this “Agreement”) by and among Asia Packaging & Printing, Inc., a Maryland company (“APPI”),the entities/individuals listed on Schedule 1.1 attached hereto (collectively, the “APPI Shareholders”),  USA Therapy, Inc., a Nevada corporation (“USTP”), Kathy Kestler and Todd Bauman (together, the “USTP Controlling Shareholders”), and with respect to Articles III, IV, VI, VIII and IX of this Agreement, Baoji Jinqiu Printing & Packaging Co., Ltd. (“Baoji JV”), a joint venture company organized in the People’s Republic of China (“PRC”), and Fufeng Jinqiu Printing & Packaging Co., Ltd. (“Jinqiu”), a PRC company, (together with APPI and Baoji JV, collectively referred to herein as “the APPI Companies”).

           WHEREAS, the APPI Shareholders own 100% of the issued and outstanding shares of APPI, such shares being hereinafter referred to as the “APPI Shares”; and

WHEREAS, the USTP Controlling Shareholders own an aggregate of 20,000,000 shares of common stock, $.001 par value per share, of USTP (“Common Stock”), equivalent to 98.03% of the issued and outstanding Common Stock (the “Old USTP Shares”); and

            WHEREAS, (i) the APPI Companies and the APPI Shareholders believe it is in their respective best interests for the APPI Shareholders to exchange all of their APPI Shares for 20,000,000 newly-issued shares of Common Stock (the “New USTP Shares”); (ii) USTP believes it is in its best interest to acquire the APPI Shares in exchange for the New USTP Shares and to surrender the Old USTP Shares to USTP pursuant to a Return to Treasury Agreement substantially in the form set forth as Exhibit A attached hereto (the “Return to Treasury Agreement”), all upon the terms and subject to the conditions set forth in this Agreement (the “Share Exchange”); and (iii) the APPI Shareholders agree that, as consideration for the surrender of the Old USTP Shares, they shall pay to the USTP Controlling Shareholders cash consideration in the amount of $370,000 (the “Old USTP Share Consideration”); and

           WHEREAS, it is the intention of the parties that: (i) USTP shall acquire 100% of the APPI Shares in exchange solely for the number of New USTP Shares set forth herein; and (ii) the Share Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended and in effect on the date of this Agreement (the “Securities Act”); and

WHEREAS, immediately prior to the Share Exchange, not more than 20,401,000 shares of Common Stock of USTP shall be issued and outstanding;

            NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

                  EXCHANGE OF APPI SHARES FOR NEW USTP SHARES

           Section 1.1                      Agreement to Exchange APPI Shares for New USTP Shares.  On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, (i) the APPI Shareholders shall assign, transfer, convey and deliver the APPI Shares to USTP, and in consideration and exchange therefor USTP shall (ii) issue and deliver the New USTP Shares to the APPI Shareholders and (iii) surrender to USTP the Old USTP Shares pursuant to the Return to Treasury Agreement. At the Closing, the New USTP Shares to be issued to the APPI Shareholders and its designees in exchange for the APPI Shares shall be issued to the APPI Shareholders and their designees in such amounts as described and set forth in Schedule 1.1 hereto.

            Section 1.2                                Capitalization at the Closing.  On the Closing Date, immediately before the consummation of the Share Exchange,  USTP shall have as authorized capital stock a total of 75,000,000 shares of Common Stock, $.001 par value per share, of which not more than 20,401,000 shares of Common Stock shall be issued and outstanding.

Section 1.3                      Closing and Actions at Closing.

          a.  The closing of the Share Exchange (the “Closing”) shall take place at 5:00 p.m. E.S.T. on the day the conditions to closing set forth in Articles V and VI herein have been satisfied or waived, or at such other time and date as the parties hereto shall agree in writing (the "Closing Date"), at the offices of Sichenzia Ross Friedman Ference LLP, 61 Broadway, 32nd Floor, New York, New York 10006.

          b.  At the Closing: (i) the APPI Shareholders shall deliver to USTP the share certificates representing one hundred percent (100%) of the APPI Shares, accompanied by appropriate voting powers and a share transfer instrument duly executed in blank; (ii) in full consideration and exchange for the APPI Shares, USTP shall issue and deliver to the APPI Shareholders or their designees two or more stock certificates representing all of the New USTP Shares to be allotted in the amounts as described in Schedule 1.1 hereto; and (iii) in full consideration for the surrender by the USTP Controlling Shareholders of the Old USTP Shares, the APPI Shareholders shall make payment of the Old USTP Share Consideration to the USTP Controlling Shareholders.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF USTP AND THE USTP CONTROLLING SHAREHOLDERS

           Each of USTP and the USTP Controlling Shareholders (where specifically included) hereby, severally and not jointly, represents, warrants and agrees that all of the statements in the following subsections of this Section 2 are true and complete as of the date hereof, and will, except as contemplated by this Agreement, be true and complete as of the Closing Date as if first made on such date:

Section 2.1                      Disclosure Schedules

The disclosure schedule attached hereto as Schedule 2.1 through 2.18 (the “USTP Disclosure Schedules”) are divided into sections that correspond to the sections of this Section 2. The USTP Disclosure Schedules comprise lists of all exceptions to the truth and accuracy in all material respects of, and of all disclosures or descriptions required by, the representations and warranties set forth in the remaining sections of this Section 2. For purposes of this Section 2, any statement, facts, representations, or admissions contained in the public filings made by USTP with the United States Securities and Exchange Commission, are deemed to be included in the USTP Disclosure Schedules and all such information is deemed to be fully disclosed to the the APPI Companies and the APPI Shareholders. For purposes of this Agreement, "to the best of our knowledge" or similar phrase shall mean that such person shall have current actual knowledge of a condition or event, or have received notice that would give rise to current actual knowledge of such condition or event.

Section 2.2                      Corporate Organization

                      a.           USTP is a corporation duly organized, validly existing and in good standing under the laws of Nevada, and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by USTP or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of USTP;

                      b.           Copies of the Articles of Incorporation and By-laws of USTP  with all amendments thereto to the date hereof (the “USTP Charter Documents”), have been furnished to the APPI  Shareholders and to the the APPI Companies, and such copies are accurate and complete as of the date hereof.   The minute books of USTP are current as required by law, contain the minutes of all meetings of the Board of Directors and stockholders of USTP from its date of incorporation to the date of this Agreement, and adequately reflect all material actions taken by the Board of Directors and stockholders of USTP.  USTP is not in violation of any of the provisions of the USTP Charter Documents.

Section 2.3   Capitalization of USTP.

a.    On the Closing Date, immediately before the consummation of the Share Exchange, the entire authorized capital stock of USTP consisted of 75,000,000 shares of Common Stock, of which not more than 20,401,000 shares of Common Stock shall be issued and outstanding.  Immediately following the Share Exchange, the APPI Shareholders and their respective designees will collectively own 98.03% of the total combined voting power of all classes of USTP stock entitled to vote on a fully diluted basis.

                      b.       The issuance of the New USTP Shares will be in accordance with the provisions of this Agreement.  On the Closing Date all of the issued and outstanding shares of Common Stock of USTP and all of the New USTP Shares to be issued pursuant to this Agreement will have been duly authorized and, when issued, will be validly issued, fully paid and non-assessable, will have been issued in compliance with all applicable securities laws, and will have been issued free of preemptive rights of any security holder.   As of the date of this Agreement there are, and as of the Closing Date there will be, no outstanding or authorized options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire or receive any shares of USTP’s capital stock, nor are there or will there be any outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to USTP or any Common Stock, or any voting trusts, proxies or other agreements or understandings with respect to the voting of  USTP’s capital stock as of the Closing Date, except with respect to the securities.  Except with respect to securities to be issued pursuant to the Securities Purchase Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which USTP is a party or by which it is bound with respect to any equity security of any class of USTP.

Section 2.4                      Subsidiaries and Equity Investments.  USTP does not directly or indirectly own any capital stock or other securities of, or any beneficial ownership interest in, or hold any equity or similar interest, or have any investment in any corporation, limited liability company, partnership, limited partnership, joint venture or other company, person or other entity, including without limitation any Subsidiary of USTP.  For purposes of this Agreement, a “Subsidiary” of a company means any entity in which, at the date of this Agreement, such company or any of its subsidiaries directly or indirectly owns any of the capital stock, equity or similar interests or voting power.

Section 2.5                      Authorization and Validity of Agreements.    Each of USTP and the USTP Controlling Shareholders has all corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by USTP and the USTP Controlling Shareholders, and the consummation by USTP of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of USTP and the USTP Controlling Shareholders, and no other corporate proceedings on the part of USTP are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement constitutes the valid and legally binding obligation of USTP and the USTP Controlling Shareholders, and is enforceable in accordance with its terms.  USTP does not need to give any notice to, make any filings with, or obtain any authorization, consent or approval of any government or governmental agency or other person in order for it  to consummate the transactions contemplated by this Agreement, other than filings that may be required or permitted under states securities laws, the Securities Act of 1933, as amended (the “Securities Act”) and/or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) resulting from the issuance of the New USTP Shares.

Section 2.6                      No Conflict or Violation.  Neither the execution and delivery of this Agreement by USTP, nor the consummation by USTP of the transactions contemplated hereby will: (i) violate any provision of the USTP Charter Documents; (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, court, administrative panel or other tribunal to which USTP is subject, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which USTP is a party or by which it is bound, or to which any of its assets is subject; or (iii) result in or require the creation or imposition of any encumbrance of any nature upon or with respect to any of USTP’s assets, including without limitation the New USTP Shares.

            Section 2.7                                Material Agreements.  Except as set forth on Schedule 2.7 attached hereto, USTP is not a party to or bound by any contracts, including, but not limited to, any:

a.	employment, advisory or consulting contract;

b.	plan providing for employee benefits of any nature;

c.	lease with respect to any property or equipment;

d.	contract, agreement, understanding or commitment for any future expenditure in excess of $5,000 in the aggregate;

e.	contract or commitment pursuant to which it has assumed, guaranteed, endorsed, or otherwise become liable for any obligation of any other person, entity or organization;

f.
agreement with any person relating to the dividend, purchase or sale of securities, that has not been settled by the delivery or payment of securities when due, and which remains unsettled upon the date of this Agreement.

           Other than the Return to Treasury Agreement, neither of USTP’s Controlling Shareholders nor any of its affiliates is a party to any side agreements relating to the Share Exchange.

 Section 2.8                      Litigation.  There is no action, suit, proceeding or investigation (“Action”) pending or currently threatened against USTP or any of its Subsidiaries or any of their respective affiliates, that may affect the validity of this Agreement or the right of USTP to enter into this Agreement, the Securities Purchase Agreement  or to consummate the transactions contemplated hereby or thereby.  There is no Action pending or currently threatened against USTP or any of its Subsidiaries or any of their respective affiliates, before any court or by or before any governmental body or any arbitration board or tribunal, nor is there any judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or arbitrator against USTP or any of its Subsidiaries or any of their respective affiliates.  Neither USTP nor any of its Subsidiaries or any of their respective affiliates is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.  There is no Action by USTP or any of its Subsidiaries or any of their respective affiliates relating to USTP currently pending or which USTP or any of its Subsidiaries or any of their respective affiliates intends to initiate.

Section 2.9                      Compliance with Laws.   USTP, each of its Subsidiaries and each of their respective affiliates has been and is in compliance with, and has not received any notice of any violation of any, applicable law, ordinance, regulation or rule of any kind whatsoever, including without limitation the Securities Act, the Exchange Act, the applicable rules and regulations of the SEC, or the applicable securities laws and rules and regulations of any state.  USTP is not an “investment company” as such term is defined by the Investment Company Act of 1940, as amended.

            Section 2.10                                           Financial Statements; SEC Filings.

            a.  USTP’s financial statements contained in its periodic reports filed with the Securities and Exchange Commission (the “Financial Statements”) have been prepared in accordance with generally accepted accounting principles applicable in the United States of America (“U.S. GAAP”) applied on a consistent basis throughout the periods indicated and with each other, except that those of the Financial Statements that are not audited do not contain all footnotes required by U.S. GAAP. The Financial Statements fairly present the financial condition and operating results of USTP as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments.  Except as set forth in the Financial Statements or as disclosed in Schedule 2.10(a), USTP has no material liabilities (contingent or otherwise). USTP is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.  USTP maintains and will continue to maintain until the Closing a standard system of accounting established and administered in accordance with U.S. GAAP.

           b.  (i)  USTP has timely made all filings with the SEC that it has been required to make under the Securities Act and the Exchange Act ( the “Public Reports”).  Each of the Public Reports has complied in all material respects with the applicable provisions of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and/or regulations promulgated thereunder.  None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.  There is no event, fact or circumstance that would cause any certification signed by any officer of USTP in connection with any Public Report pursuant to the Sarbanes/Oxley Act to be untrue, inaccurate or incorrect in any respect.  There is no revocation order, suspension order, injunction or other proceeding or law affecting the trading of its Common Stock.   The consummation of the transactions contemplated by this Agreement do not conflict with and will not result in any violation of any FINRA or OTC Bulletin Board trading requirement or standard applicable to USTP or its Common Stock.  All of the issued and outstanding  shares of Common Stock have been issued in compliance with the Securities Act and applicable state securities laws and no stockholder of USTP has any right to rescind or other claim against USTP for failure to comply with the Securities Act or state securities laws.

                (ii)                                Since the date of the filing of its annual report on Form 10-K for the year ended June 30, 2009, except as specifically disclosed in the Public Reports and except as set forth on Schedule 2.10(b)(ii): (A) there has been no event, occurrence or development that has resulted in or could result in a Material Adverse Effect (for purposes of this Section 2.9, a “Material Adverse Effect” means any event, occurrence, fact, condition, change or effect that is materially adverse to the business, assets, condition (financial or otherwise), operating results or prospects of USTP); (B) USTP has not incurred any liabilities, contingent or otherwise, other than professional fees, which are accurately disclosed in the Public Reports; (C)  USTP has not declared or made any dividend or distribution of cash or property to its shareholders, purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, or issued any equity securities; and (D) USTP has not made any loan, advance or capital contribution to or investment in any person or entity.

            Section 2.11   Books and Financial Records.  All the accounts, books, registers, ledgers, Board minutes and financial and other material records of whatsoever kind of each of USTP and any Subsidiary of USTP have been fully, properly and accurately kept and completed; there are no material inaccuracies or discrepancies of any kind contained or reflected therein; and they give and reflect a true and fair view of the financial, contractual and legal position of USTP and each such Subsidiary.

Section 2.12   Employee Benefit Plans.  USTP does not have any “Employee Benefit Plan” as defined in the U.S. Employee Retirement Income Security Act of 1974 or similar plans under any applicable laws.

Section 2.13      Tax Returns, Payments and Elections.  Except as set forth on Schedule 2.13, each of USTP and its Subsidiaries has timely filed all Tax (as defined below) returns, statements, reports, declarations and other forms and documents (including, without limitation, estimated tax returns and reports and material information returns and reports) (“Tax Returns”) required pursuant to applicable law to be filed with any Tax Authority (as defined below).  All such Tax Returns are accurate, complete and correct in all material respects, and each of USTP and its Subsidiaries has timely paid all Taxes due.  Each of USTP and its Subsidiaries has withheld or collected from each payment made to each of its employees the amount of all Taxes (including, but not limited to, United States income taxes and other foreign taxes) required to be withheld or collected therefrom, and has paid the same to the proper Tax Authority.  For purposes of this Agreement, the following terms have the following meanings:  “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes including, without limitation, (x) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any United States, local or foreign governmental authority or regulatory body responsible for the imposition of any such tax (domestic or foreign) (a “Tax Authority”), (y) any liability for the payment of any amounts of the type described in (x) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period or as the result of being a transferee or successor thereof, and (z) any liability for the payment of any amounts of the type described in (x) or (y) as a result of any express or implied obligation to indemnify any other person.

Section 2.14    Absence of Undisclosed Liabilities.  Except as disclosed in Section 2.14, as of the Closing Date, USTP will have no liabilities of any kind whatsoever.  USTP is not a guarantor of any indebtedness of any other person, entity or corporation.

Section 2.15                       No Broker Fees.  No brokers, finders or financial advisory fees or commissions will be payable by or to USTP or the USTP Controlling Shareholders of any of their affiliates with respect to the transactions contemplated by this Agreement.

Section 2.16                      No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or anticipated by USTP to arise, between USTP and any accountants and/or lawyers formerly or presently employed by USTP.  USTP is current with respect to fees owed to its accountants and lawyers.

Section 2.17                      Disclosure.  This Agreement and any certificate attached hereto or delivered in accordance with the terms hereby by or on behalf of USTP in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section 2.18                      Survival.  Each of the representations and warranties set forth in this Article II shall be deemed represented and made by USTP and the USTP Controlling Shareholder at the Closing as if made at such time and shall survive the Closing for a period terminating twenty-four months after the date of the Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE APPI COMPANIES AND THE APPI SHAREHOLDER

           Each of the APPI Companies and the APPI Shareholders hereby, jointly and severally represents, warrants and agrees that all of the statements in the following subsections of this Section 3 are true and complete as of the date hereof, and will, except as contemplated by this Agreement, be true and complete as of the Closing Date as if first made on such date.  The disclosure schedule attached hereto as Schedule 3.1 through 3.25 (the “APPI Disclosure Schedules”) are divided into sections that correspond to the sections of this Section 3.  The APPI Disclosure Schedules comprise lists of all exceptions to the truth and accuracy in all material respects of, and of all disclosures or descriptions required by, the representations and warranties set forth in the remaining sections of this Section  3.

Section 3.1                      Corporate Organization.                                           APPI is is a corporation duly organized, validly existing and in good standing under the laws of Maryland; and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned to be conducted.  The APPI Companies are in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted and to consummate the transactions contemplated under this Agreement, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition or results of operation of the APPI Companies.  The APPI Companies have delivered to USTP and the USTP Controlling Shareholders complete and correct copies of the following documents (collectively referred to herein as "APPI Charter Documents"): (a) Articles of Incorporation and the By-laws of APPI; (b) any other document performing a similar function to the documents specified in clauses (a) or (b) adopted or filed in connection with the creation, formation or organization of a Person (as defined elsewhere in this Agreement); and (c) any and all amendments to any of the foregoing.  The APPI Companies are not in violation of any of the provisions of the APPI Charter Documents.  The minute books or the equivalent of the APPI Companies contain true and accurate records of all meetings and consents in lieu of meetings of its Board of Directors and shareholders or stockholders, as applicable ("Corporate Records"), from the time of its organization until the date hereof.  The share register and other ownership records of the shares of all of APPI’s shares (the “APPI Share Records”) are true, complete and accurate records of the ownership of the shares as of the date thereof and contain all issuances and transfers of such shares since the time of organization of the APPI Companies.

            Section 3.2                                Capitalization of APPI; Title to the APPI Shares.  On the Closing Date, immediately before the transactions to be consummated pursuant to this Agreement, APPI shall be authorized to issue a maximum  100,000,000 shares of common stock, par value $.0001 per share, and 10,000,000 shares of preferred stock, par value $.0001 per share, of which 20,000,000 shares of common stock, constituting all of the APPI Shares, will be issued and outstanding.  All of the APPI Shares are owned of record by the APPI Shareholders.  The APPI Shares are the sole outstanding shares of capital stock of APPI and there are no outstanding options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any shares of capital stock or any un-issued or treasury shares of capital stock of APPI.

 Section 3.3                      Subsidiaries and Equity Investments.

a. Each Subsidiary and affiliated company of the APPI Companies is set forth on Schedule 3.3(a).

b.           Except as set forth on Schedule 3.3(a), the APPI Companies do not, directly or indirectly, own any capital stock or other securities of, or have any beneficial ownership interest in, or hold any equity or similar interest, or have any investment in any corporation, limited liability company, partnership, limited partnership, joint venture or other company, person or other entity. For each entity listed thereon, Schedule 3.3(a) sets forth its jurisdiction of organization and the percentage of the outstanding capital stock or other equity interests of such entity that is held by the APPI Companies.  Each entity listed on Schedule 3.3(a) is duly organized and validly existing and, except as set forth on Schedule 3.3(a), is in good standing under the laws of the jurisdiction of its formation; has the requisite corporate power and authority to own its properties and to carry on its business as now being conducted; and, if applicable, is duly qualified as a foreign entity to do business and, to the extent legally applicable, is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect.

 Section 3.4                      Authorization and Validity of Agreements.  The APPI Companies have all corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  Each of the APPI Shareholders has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement constitutes the valid and legally binding obligation of the APPI Companies and the APPI Shareholders and is enforceable in accordance with its terms against each of them.  Neither the APPI Companies  nor the APPI Shareholders need give any notice to, make any filings with, or obtain any authorization, consent or approval of any government or governmental agency or other person in order for it to consummate the transactions contemplated by this Agreement, other than filings that may be required or permitted under states securities laws, the Securities Act and/or the Exchange Act resulting from the transfer and exchange of the APPI Shares.  The execution and delivery of this Agreement by the APPI Companies and the APPI Shareholders, and the consummation by APPI and by the APPI Shareholders of the transactions contemplated hereby, have been duly authorized by all necessary corporate actions of the APPI Companies and the APPI Shareholders, and no other corporate proceedings on the part of the APPI Companies or other actions on the part of the APPI Shareholders are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

Section 3.5                      No Conflict or Violation.  Neither the execution and delivery of this Agreement by the APPI Companies or the APPI Shareholders, nor the consummation by the APPI Companies and/or the APPI Shareholders of the transactions contemplated hereby will: (i) violate any provision of APPI’s Charter Documents, (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, court, administrative panel or other tribunal to which the APPI Companies and/or the APPI Shareholders are subject,  (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the APPI Companies and/or the APPI Shareholders is/are a party or by which it/they is/are bound, or to which any of its/their/his assets is subject; or (iv) result in or require the creation or imposition of any encumbrance of any nature upon or with respect to any of APPI’s or any of the APPI Shareholders’ assets, including without limitation the APPI Shares.

           Section 3.6                      Compliance with Laws and Other Instruments. Except as would not have a Material Adverse Effect on the APPI Companies, the business and operations of any of the APPI Companies have been and are being conducted in accordance with all applicable foreign, federal, state and local laws, rules and regulations and all applicable orders, injunctions, decrees, writs, judgments, determinations and awards of all courts and governmental agencies and instrumentalities.  Except as would not have a Material Adverse Effect on the APPI Companies, the APPI Companies are not, and are not alleged to be, in violation of, or (with or without notice or lapse of time or both) in default under, or in breach of, any term or provision of the APPI Charter Documents or of any indenture, loan or credit agreement, note, deed of trust, mortgage, security agreement or other material agreement, lease, license or other instrument, commitment, obligation or arrangement to which any of the APPI Companies are a party or by which any of the APPI Companies’ properties, assets or rights are bound or affected.  To the knowledge of the APPI Companies, no other party to any material contract, agreement, lease, license, commitment, instrument or other obligation to which any of the APPI Companies are a party are (with or without notice or lapse of time or both) in default thereunder or in breach of any term thereof.  The APPI Companies are not subject to any obligation or restriction of any kind or character, nor are there, to the knowledge of the APPI Companies, any event or circumstance relating to the APPI Companies that materially and adversely affects in any way their business, properties, assets or prospects or that would prevent or make burdensome their performance of or compliance with all or any part of this Agreement or the consummation of the transactions contemplated hereby or thereby.  “Material Adverse Effect” means, when used with respect to the APPI Companies, any change, effect or circumstance which, individually or in the aggregate, would reasonably be expected to (a) have a material adverse effect on the business, assets, financial condition or results of operations of the APPI Companies, in each case taken as a whole or (b) materially impair the ability of the APPI Companies to perform their obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement, (ii) changes in the United States securities markets generally, or (iii) changes in general economic, currency exchange rate, political or regulatory conditions in industries in which the APPI Companies operate.

Section 3.7                      Brokers’ Fees. None of the APPI Shareholders nor the APPI Companies has any liability to pay any fees or commissions or other consideration to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

           Section 3.8                      Investment Representations.

a.           The New USTP Shares will be acquired hereunder solely for the account of APPI Shareholders for investment, and not with a view to the resale or distribution thereof.  Each APPI Shareholder understands and is able to bear any economic risks associated with acquiring the New USTP Shares. Each APPI Shareholder has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the New USTP Shares.

           b.           No offer to enter into this Agreement has been made by USTP to any of the APPI Shareholders in the United States.  Neither the APPI Shareholders nor any of their respective affiliates or any person acting on their behalf or on behalf of any such affiliate, has engaged or will engage in any activity undertaken for the purpose of, or that reasonably could be expected to have the effect of, conditioning the markets in the United States for the New USTP Shares, including, but not limited to, effecting any sale or short sale of securities, prior to the expiration of any restricted period contained in Regulation S promulgated under the Securities Act (any such activity being defined herein as a “Directed Selling Effort”).  To the best knowledge of the APPI Shareholders this Agreement and the transactions contemplated herein are not part of a plan or scheme to evade the registration provisions of the Securities Act, and the New USTP Shares are being acquired for investment purposes by the APPI Shareholders.  Each APPI Shareholder agrees that all offers and sales of the New USTP Shares from the date hereof and through the expiration of any restricted period set forth in Rule 903 of Regulation S (as the same may be amended from time to time hereafter) shall not be made to U.S. Persons (within the meaning of Regulation S) or for the account or benefit of U.S. Persons and shall otherwise be made in compliance with the provisions of Regulation S and any other applicable provisions of the Securities Act.   Neither the APPI Shareholder nor any of its representatives has conducted any Directed Selling Effort as that term is used and defined in Rule 902 of Regulation S and neither of them nor any of their respective representatives will engage in any such Directed Selling Effort within the United States through the expiration of any restricted period set forth in Rule 903 of Regulation S.

Section 3.9                       Ownership of Shares.  Each APPI Shareholders is both the record and beneficial owner of his respective APPI Shares as detailed on Schedule 1.1 attached hereto. The APPI Shareholders are not the record or beneficial owners of any other APPI Shares.  Each APPI Shareholder has and shall transfer at the Closing, good and marketable title to the APPI  Shares, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever (“Liens”).

           Section 3.10                      Pre-emptive Rights.  At Closing, none of the APPI Shareholders had any pre-emptive rights or any other rights to acquire any APPI Shares that have not been waived or exercised.

Section 3.11                      Disclosure.  This Agreement, the schedules hereto and any certificate attached hereto or delivered in accordance with the terms hereof by or on behalf of APPI or the APPI Shareholders in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section 3.12  Title to and Condition of Properties.  The APPI Companies own or hold under valid leases or other rights to use all real property, plants, machinery and equipment necessary for the conduct of the business of any of the APPI Companies as presently conducted, except where the failure to own or hold such property, plants, machinery and equipment would not have a Material Adverse Effect on any of the APPI Companies.  The material buildings, plants, machinery and equipment necessary for the conduct of the business of any of the APPI Companies as presently conducted are structurally sound, are in good operating condition and repair and are adequate for the uses to which they are being put, in each case, taken as a whole, and none of such buildings, plants, machinery or equipment are in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 3.13                      Absence of Undisclosed Liabilities.  Except as set forth on Schedule 3.13, the APPI Companies have no debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due, whether or not known to the APPI Companies) arising out of any transaction entered into at or prior to the Closing Date or any act or omission at or prior to the Closing Date, except to the extent set forth on or reserved against on the APPI Companies audited consolidated financial statements for the fiscal years ended December 31, 2009 and 2008.  All debts, obligations or liabilities with respect to directors and officers of the APPI Companies will be cancelled prior to the Closing.  The APPI Companies have not incurred any liabilities or obligations under agreements entered into, except in the usual and ordinary course of business since December 31, 2009.

Section 3.14                      Changes.  The APPI Companies have not, since December 31, 2009:

a. Ordinary Course of Business.  Conducted their business or entered into any transaction other than in the usual and ordinary course of business, except for this Agreement.

b. Adverse Changes.  Suffered or experienced any change in, or affecting, their condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects other than changes, events or conditions in the usual and ordinary course of their business, none of which would have a Material Adverse Effect;

c. Loans.  Made any loans or advances to any Person (for purposes of this Agreement, “Person” means all natural persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivisions) other than travel advances and reimbursement of expenses made to employees, officers and directors in the ordinary course of business;

d. Liens.  Created or permitted to exist any Lien on any material property or asset of any of the APPI Companies, other than (a) Liens for taxes not yet payable or in respect of which the validity thereof is being contested in good faith by appropriate proceedings and for the payment of which the relevant party has made adequate reserves; (b) Liens in respect of pledges or deposits under workmen’s compensation laws or similar legislation, carriers, warehousemen, mechanics, laborers and materialmen and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings conducted and for the payment of which the relevant party has made adequate reserves; (c) statutory Liens incidental to the conduct of the business of the relevant party which were not incurred in connection with the borrowing of money or the obtaining of advances or credits and that do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business; and (d) Liens that would not have a Material Adverse Effect (“Permitted Liens”);

e. Capital Stock.  Issued, sold, disposed of or encumbered, or authorized the issuance, sale, disposition or encumbrance of, or granted or issued any option to acquire any shares of their shares or capital stock or any other of their securities or any equity security of any class of any of the APPI Companies, or altered the term of any of their outstanding securities or made any change in their outstanding shares of capital stock or their capitalization, whether by reason of reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise;

f. Dividends.  Declared, set aside, made or paid any dividend or other distribution to any of their stockholders or shareholders;

g. Material APPI Contracts.  Terminated or modified any and all agreements, contracts, arrangements, leases, commitments or otherwise, of any of the APPI Companies, of the type and nature that is required to be filed with the SEC (each a “Material APPI Contract”), except for termination upon expiration in accordance with the terms thereof or as set forth in Schedule 3.14(g);

h. Claims.  Released, waived or cancelled any claims or rights relating to or affecting any of the APPI Companies in excess of US $10,000 in the aggregate or instituted or settled any Action involving in excess of US $10,000 in the aggregate;

i. Discharged Liabilities.  Paid, discharged or satisfied any claim, obligation or liability in excess of US $10,000 in the aggregate, except for liabilities incurred prior to the date of this Agreement in the ordinary course of business;

j. Indebtedness.  Created, incurred, assumed or otherwise become liable for any indebtedness in excess of US $10,000 in the aggregate, other than professional fees;

k. Guarantees.  Guaranteed or endorsed in a material amount any obligation or net worth of any Person;

l. Acquisitions.  Acquired the capital stock or other securities or any ownership interest in, or substantially all of the assets of, any other Person;

m. Accounting.  Changed their method of accounting or the accounting principles or practices utilized in the preparation of their financial statements, other than as required by U.S. GAAP;

n. Agreements.  Except as set forth on Schedule 3.14(n), entered into any agreement, or otherwise obligated themselves, to do any of the foregoing.

           Section 3.15                      Material APPI Contracts.  The APPI Companies have made available to USTP and the USTP Controlling Shareholders prior to the date of this Agreement, true, correct and complete copies of each written Material APPI Contract, including each amendment, supplement and modification thereto.

a.           No Defaults.  Each Material APPI Contract is a valid and binding agreement of the APPI Companies and are in full force and effect.  Except as would not have a Material Adverse Effect, the APPI Companies are not in breach or default of any Material APPI Contract to which they are a party and, to the knowledge of the APPI Companies, no other party to any Material APPI Contract are in breach or default thereof.  Except as would not have a Material Adverse Effect, no event has occurred or circumstance exists that (with or without notice or lapse of time) would (a) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any Material APPI Contract or (b) permit the APPI Companies or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Material APPI Contract.  The APPI Companies have not received notice of the pending or threatened cancellation, revocation or termination of any Material APPI Contract to which they are a party.  There are no renegotiations of, or attempts to renegotiate, or outstanding rights to renegotiate any material terms of any Material APPI Contract.

Section 3.16                      Material Assets.  The financial statements of the APPI Companies reflect the material properties and assets (real and personal) owned or leased by the APPI Companies.

Section 3.17                      Litigation; Orders.  Except as set forth on Schedule 3.17, there are no Actions (whether U.S. or non-U.S. federal, state, local or foreign) pending or, to the knowledge of the APPI Companies, threatened against or affecting any of the APPI Companies or any  of the APPI Companies’ properties, assets, business or employees.  To the knowledge of the APPI Companies, there are no facts that might result in or form the basis for any such Action.  The APPI Companies are not subject to any Orders.

Section 3.18                      Licenses.  Except as would not have a Material Adverse Effect, the APPI Companies possess from the appropriate Governmental Authority all licenses, permits, authorizations, approvals, franchises and rights that are necessary for any of the APPI Companies to engage in their business as currently conducted and to permit any of the APPI Companies to own and use their properties and assets in the manner in which they currently own and use such properties and assets (collectively, the “APPI Companies Permits”).  The APPI Companies have not received notice from any Governmental Authority or other Person that there are lacking any license, permit, authorization, approval, franchise or right necessary for the APPI Companies to engage in their business as currently conducted and to permit the APPI Companies to own and use their properties and assets in the manner in which they currently own and use such properties and assets.  Except as would not have a Material Adverse Effect, the APPI Companies Permits are valid and in full force and effect.  Except as would not have a Material Adverse Effect, no event has occurred or circumstance exists that may (with or without notice or lapse of time):  (a) constitute or result, directly or indirectly, in a violation of or a failure to comply with any APPI Companies Permit; or (b) result, directly or indirectly, in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any APPI Companies Permit.  The APPI Companies have not received notice from any Governmental Authority or any other Person regarding:  (a) any actual, alleged, possible or potential contravention of any APPI Companies Permit; or (b) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to, any APPI Companies  Permit.  All applications required to have been filed for the renewal of such APPI Companies  Permits have been duly filed on a timely basis with the appropriate Persons, and all other filings required to have been made with respect to such APPI Companies Permits have been duly made on a timely basis with the appropriate Persons.  All APPI Companies Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine fees or similar charges, all of which have, to the extent due, been duly paid.

Section 3.19                      Interested Party Transactions.  Except as disclosed on Schedule 3.19, no officer, director or stockholder of any of the APPI Companies or any affiliate or “associate” (as such term are defined in Rule 405 of the SEC under the Securities Act) of any such Person, have or have had, either directly or indirectly, (1) an interest in any Person which (a) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by the APPI Companies, or (b) purchases from or sells or furnishes to, or proposes to purchase from, sell to or furnish any of the APPI Companies any goods or services; or (2) a beneficial interest in any contract or agreement to which the APPI Companies are a party or by which they may be bound or affected.

Section 3.20                      Governmental Inquiries.  The APPI Companies have provided to USTP a copy of each material written inspection report, questionnaire, inquiry, demand or request for information received by the APPI Companies from any Governmental Authority, and the APPI Companies’ response thereto, and each material written statement, report or other document filed by the APPI Companies with any Governmental Authority.

Section 3.21                      Intellectual Property.  Except as set forth on Schedule 3.21 hereto, the APPI Companies do not own, use or license any Intellectual Property in their business as presently conducted.  For purposes of this Agreement, “Intellectual Property” means all industrial and intellectual property, including, without limitation, all U.S. and non-U.S. patents, patent applications, patent rights, trademarks, trademark applications, common law trademarks, Internet domain names, trade names, service marks, service mark applications, common law service marks, and the goodwill associated therewith, copyrights, in both published and unpublished works, whether registered or unregistered, copyright applications, franchises, licenses, know-how, trade secrets, technical data, designs, customer lists, confidential and proprietary information, processes and formulae, all computer software programs or applications, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including manuals, memoranda, and records, whether such intellectual property has been created, applied for or obtained anywhere throughout the world.

Section 3.22                      Share or Stock Option Plans; Employee Benefits.

a. Except as set forth on Schedule 3.22(a) hereto, the APPI Companies have no share or stock option plans providing for the grant by the APPI Companies of stock options to directors, officers or employees.

b. Except as set forth on Schedule 3.22(b) hereto, the APPI Companies have no employee benefit plans or arrangements covering their present and former employees or providing benefits to such persons in respect of services provided the APPI Companies.

c. Neither the consummation of the transactions contemplated hereby alone, nor in combination with another event, with respect to each director, officer, employee and consultant of the APPI Companies, will result in (a) any payment (including, without limitation, severance, unemployment compensation or bonus payments) becoming due from the APPI Companies, (b) any increase in the amount of compensation or benefits payable to any such individual or (c) any acceleration of the vesting or timing of payment of compensation payable to any such individual.  No agreement, arrangement or other contract of the APPI Companies provides benefits or payments contingent upon, triggered by, or increased as a result of a change in the ownership or effective control of the APPI Companies.

Section 3.23                      Environmental and Safety Matters.  Except as set forth on Schedule 3.23 and except as would not have a Material Adverse Effect:

a. The APPI Companies have at all time been and are in compliance with all Environmental Laws (as defined below) applicable to the APPI Companies.

b. There are no Actions pending or threatened against the APPI Companies alleging the violation of any Environmental Law (as defined below) or Environmental Permit applicable to the APPI Companies or alleging that the APPI Companies are potentially responsible parties for any environmental site contamination.

c. Neither this Agreement nor the consummation of the transactions contemplated by this Agreement shall impose any obligations to notify or obtain the consent of any Governmental Authority or third Persons under any Law or other requirement relating to the environment, natural resources, or public or employee health and safety (“Environmental Laws”) applicable to the APPI Companies.

Section 3.24                      Board Recommendation.  The Board of Directors of APPI, at a meeting duly called and held, has determined that this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of the APPI Companies’ stockholders and has duly authorized this Agreement and the transactions contemplated by this Agreement.

Section 3.25                      Survival.  Each of the representations and warranties set forth in this Article III shall be deemed represented and made by the APPI Companies and the APPI Shareholder at the Closing as if made at such time and shall survive the Closing for a period terminating twenty-four months after the date of the Closing.

ARTICLE IV
COVENANTS

Section 4.1                      Certain Changes and Conduct of Business.

                      a.           From and after the date of this Agreement and until the Closing Date, USTP shall conduct its business solely in the ordinary course consistent with past practices and, in a manner consistent with all representations, warranties or covenants of USTP contained herein, and without the prior written consent of the APPI Shareholders (which may be withheld for any reason or no reason), will not:

i.	make any material change in the conduct of its businesses and/or operations or enter into any transaction other than in the ordinary course of business consistent with past practices;

ii.
except as provided in Section 4.6 hereof, make any change in its Charter Documents; issue any additional shares of capital stock or equity securities or grant any option, warrant or right to acquire any capital stock or equity securities or issue any security convertible into or exchangeable for its capital stock or alter in any material term of any of its outstanding securities or make any change in its outstanding shares of capital stock or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

                                   iii        except as provided in Section 4.6 hereof:

A.	incur, assume or guarantee any indebtedness for borrowed money, issue any notes, bonds, debentures or other corporate securities or grant any option, warrant or right to purchase any thereof; or

B.	issue any securities convertible or exchangeable for debt or equity securities of USTP;

iv         make any sale, assignment, transfer, abandonment or other
            conveyance of any of its assets or any part thereof;

v. subject any of its assets, or any part thereof, to any lien or suffer such to be imposed;

vi. acquire any assets, raw materials or properties, or enter into any other transaction;

vii.      enter into any new (or amend any existing) employee benefit plan, program or arrangement or any new (or amend any existing) employment, severance or consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any employee;

viii.      make or commit to make any material capital expenditures;

ix. pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its affiliates;

x. guarantee any indebtedness for borrowed money or any other obligation of any other person;

xi. fail to keep in full force and effect insurance comparable in amount and scope to coverage maintained by it (or on behalf of it) on the date hereof;

xii. take any other action that would cause any of the representations and warranties made by it in this Agreement not to remain true and correct in any material respect;

xiii. make any loan, advance or capital contribution to or investment in any person;

xiv. make any change in any method of accounting or accounting principle, method, estimate or practice;

xv.       settle, release or forgive any claim or litigation or waive any right;

xvi.      commit itself to do any of the foregoing.

                       b.          From and after the date of this Agreement, APPI Shareholder will cause the APPI Companies to, and the APPI Companies and each of its Subsidiaries will:

i.	continue to maintain, in all material respects, its properties in accordance with present practices in a condition suitable for its current use;

ii.
file, when due or required, federal, state, foreign and other tax returns and other reports required to be filed and pay when due all taxes, assessments, fees and other charges lawfully levied or assessed against it, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted;

iii. continue to conduct its business in the ordinary course consistent with past practices;

iv. keep its books of account, records and files in the ordinary course and in accordance with existing practices; and

v.         continue to maintain existing business relationships with suppliers.

                        c.         From and after the date of this Agreement, none of the APPI Shareholder  will sell, transfer, convey, assign or otherwise dispose of, or contract or otherwise agree to sell, transfer, convey, assign or otherwise dispose of any of the APPI  Shares except as provided by this Agreement.

Section 4.2                      Access to Properties and Records.  Each of the APPI Shareholders and the APPI Companies shall afford to USTP’s accountants, counsel and authorized representatives, and USTP shall afford to each of the APPI Shareholder’s and APPI’s accountants, counsel and authorized representatives, full access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement) to all of such parties’ properties, books, contracts, commitments and records and, during such period, shall furnish promptly to the requesting party all other information concerning the other party's business, properties and personnel as the requesting party may reasonably request, provided that no investigation or receipt of information pursuant to this Section 4.2 shall affect any representation or warranty of or the conditions to the obligations of any party.

Section 4.3                      Negotiations.  From and after the date hereof until the earlier of the Closing or the termination of this Agreement, no party to this Agreement, nor any of its officers or directors (subject to such director's fiduciary duties), nor anyone acting on behalf of any party or other persons shall, directly or indirectly, encourage, solicit, engage in discussions or negotiations with, or provide any information to, any person, firm, or other entity or group concerning any merger, sale of substantial assets, purchase or sale of shares of capital stock or similar transaction involving any party.  A party shall promptly communicate to any other party any inquiries or communications concerning any such transaction which they may receive or of which they may become aware.

Section 4.4                      Consents and Approvals.  The parties shall: (i) use their reasonable commercial efforts to obtain all necessary consents, waivers, authorizations and approvals of all governmental and regulatory authorities, domestic and foreign, and of all other persons, firms or corporations required in connection with the execution, delivery and performance by them of this Agreement; and (ii) diligently assist and cooperate with each party in preparing and filing all documents required to be submitted by a party to any governmental or regulatory authority, domestic or foreign, in connection with such transactions and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained connection in with such transactions.

Section 4.5                      Public Announcement.  Unless otherwise required by applicable law, the parties hereto shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement and shall not issue any such press release or make any such public statement prior to such consultation.

Section 4.6                      Permitted Stock Issuances.  From and after the date of this Agreement until the Closing Date, neither USTP, APPI Shareholder, nor the APPI Companies shall issue any additional shares or shares of its capital stock, except that USTP may on the Closing Date issue the New USTP Shares as hereinbefore provided.

ARTICLE V

CONDITIONS TO OBLIGATIONS OF APPI AND THE APPI SHAREHOLDERS

The obligations of APPI and the APPI Shareholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by APPI and the APPI Shareholders at their sole discretion:

Section 5.1                      Representations and Warranties of USTP and the USTP Controlling Shareholders.  All representations and warranties made by USTP and the USTP Controlling Shareholders in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if again made by USTP and the USTP Controlling Shareholders on and as of such date and insofar as any inconsistency or inaccuracy does not or will not have a USTP Material Adverse Effect, except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case, subject to the limitations applicable to the particular date or period, they will be true and correct in all material respects on and as of the Closing Date with respect to such date or period.

Section 5.2                      Agreements and Covenants. Each of USTP and the USTP Controlling Shareholders shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by on or prior to the Closing Date.

Section 5.3                      Consents and Approvals.  All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall be in full force and effect on the Closing Date.

Section 5.4                      No Violation of Orders.  No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of USTP shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 5.5                      Other Closing Documents.  The APPI Shareholder shall have received such certificates, instruments and documents in confirmation of the representations and warranties of USTP and the USTP Controlling Shareholders, USTP’s and the USTP Controlling Shareholders’ performance of its obligations hereunder, and/or in furtherance of the transactions contemplated by this Agreement as the APPI Shareholder and/or their respective counsel may reasonably request.

Section 5.6Retirement of Old USTP Shares.  At or prior to Closing, Island Stock Transfer, USTP’s transfer agent, shall have received from the USTP Controlling Shareholders two or more stock certificates representing the Old USTP Shares, each duly endorsed for transfer in blank, signatures medallion guaranteed, with instructions from USTP for the return to treasury of the Old USTP Shares.

Section 5.7                      Opinions of Counsel, Etc.  At the Closing, counsel to USTP shall deliver to the the APPI Shareholders an opinion of counsel in substantially in the form of Exhibit B attached hereto.

Section 5.8                      Appointment of New Executive Officers.  At the Closing, Ms. Kathy Kestler shall resign as President and Treasurer of USTP, and Mr. Yongming Feng and Ms. Jinrong Shi shall be duly appointed as Chief Executive Officer and Chief Financial Officer of USTP, respectively.

Section 5.9                      Appointment of New Directors.  At the Closing, (i) Mr. Yongming Feng and Mr. Xiting Yang shall be duly appointed to the Board of Directors of USTP, and (ii) subject to the effectiveness of a Schedule 14F-1 filed with the SEC on the Closing Date, Ms. Kathy Kestler and Mr. Todd Bauman shall resign as members of the Board of Directors of USTP, and Michael Segal shall be duly appointed to the Board of Directors of USTP, such that Mr. Feng, Mr. Zhang, and Mr. Segal shall constitute the entire board of USTP.

Section 5.10                      Filing of Form 10-K.  At or prior to Closing, USTP shall have filed with the SEC its annual report on Form 10-K for the period ended June 30, 2010.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF USTP

The obligations of USTP to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by USTP in its sole discretion:

Section 6.1                      Representations and Warranties of the APPI Companies and the APPI Shareholders.  All representations and warranties made by the APPI Companies and the APPI Shareholders in this Agreement shall be true and correct on and as of the Closing Date as if again made by the APPI Companies and the APPI Shareholders, as applicable, on and as of such date.

Section 6.2                      Agreements and Covenants.  Each of the APPI Companies and the APPI Shareholders shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date.

Section 6.3                      Consents and Approvals.  All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date.

Section 6.4                      No Violation of Orders.  No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of APPI, taken as a whole, shall be in effect; and no action or proceeding before any court or government or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 6.5                      Other Closing Documents.  USTP shall have received such certificates, instruments and documents in confirmation of the representations and warranties of the APPI Companies and the APPI Shareholders, the performance of the APPI Companies and the APPI Shareholders’ respective obligations hereunder and/or in furtherance of the transactions contemplated by this Agreement as USTP or its counsel may reasonably request.

Section 6.6                      Payment for Surrender of Old USTP Shares.  At the Closing, the APPI Shareholders shall deliver the Old USTP Share Consideration by wire transfer to the USTP Controlling Shareholders.

ARTICLE VII

POST-CLOSING AGREEMENTS

Section 7.1 Consistency in Reporting.  Each party hereto agrees that if the characterization of any transaction contemplated in this agreement or any ancillary or collateral transaction is challenged, each party hereto will testify, affirm and ratify that the characterization contemplated in such agreement was the characterization intended by the party; provided, however, that nothing herein shall be construed as giving rise to any obligation if the reporting position is determined to be incorrect by final decision of a court of competent jurisdiction.

Section 7.2  Schedule 14F.  USTP covenants and agrees to file a Schedule 14F-1 with the SEC in order to disclose the change of control in the Board of Directors of USTP to occur 10 (ten) days after the filing of such Schedule 14F-1.  Upon the effectiveness of the Schedule 14F-1, Ms. Kathy Kestler and Mr. Todd Bauman shall resign as directors and Mr. Michael Segal  shall be appointed a director of USTP, such that Mr. Yongming Feng, Mr. Jinhao Zhang, and Mr. Michael Segal shall constitute the entire board of USTP.

Section 7.3                      Tax Returns; Filing of Tax Returns.  Within ten (10) days of Closing, the USTP Controlling Shareholders covenant and agrees to file or arrange to file, for each of USTP and its Subsidiaries, all Tax Returns required pursuant to applicable law to be filed with any Tax Authority for the year ended June 30, 2010.  All such Tax Returns shall be, when filed, accurate, complete and correct in all material respects, and shall timely pay all Taxes due with respect to the year June 30, 2010.

ARTICLE VIII

TERMINATION AND ABANDONMENT

Section 8.1                      Methods of Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the Closing:

a. By the mutual written consent of the APPI Shareholders and USTP;

b. By USTP, on a material breach on the part of the APPI Companies or any of the APPI Shareholders of any representation, warranty, covenant or agreement set  forth in this Agreement, or if any representation or warranty of the APPI Companies or any of the APPI Shareholders shall become untrue, in either case such that any of the conditions set forth in Article VII hereof would not be satisfied (a "APPI Breach"), and such breach, if capable of cure, has not been cured within ten (10) days after receipt by the APPI Companies and the APPI Shareholders of a written notice from USTP setting forth in detail the nature of such APPI Breach;

c. By any of the APPI Shareholders, upon a material breach on the part of USTP of any representation, warranty, covenant or agreement set forth in this Agreement, or, if any representation or warranty of USTP shall become untrue, in either case such that any of the conditions set forth in Article VI hereof would not be satisfied (a "USTP Breach"), and such breach, if capable of cure, has not been cured within ten (10) days after receipt by USTP of a written notice from APPI  or such APPI Shareholder(s) setting forth in detail the nature of such USTP Breach;

d. By either USTP or any of the APPI Shareholders, if the Closing shall not have consummated before ninety (90) days after the date hereof; provided, however, that this Agreement may be extended by written notice of either the APPI Shareholders or USTP if the Closing shall not have been consummated as a result of the APPI Companies or USTP having failed to receive all required regulatory approvals or consents with respect to this transaction or as the result of the entering of an order as described in this Agreement; and further provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party whose failure to fulfill any obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before this date; or

e. By either the APPI Shareholders or USTP if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use its best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement.

Section 8.2                      Procedure Upon Termination.  In the event of termination and abandonment of this Agreement pursuant to Section 8.1, written notice thereof shall forthwith be given by the terminating parties to the other parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action.  If this Agreement is terminated as provided herein, no party to this Agreement shall have any liability or further obligation to any other party to this Agreement; provided, however, that no termination of this Agreement pursuant to this Article VIII shall relieve any party of liability for a breach of any provision of this Agreement occurring before such termination.

ARTICLE IX
MISCELLANEOUS PROVISIONS

            Section 9.1                                Survival of Provisions.  The respective representations, warranties, covenants and agreements of each of the parties to this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall expire on the first day of the twenty-four-month anniversary of the Closing Date (the “Survival Period”), subject to Sections 2.18 and 3.25.  In the event of a breach of any of such representations, warranties or covenants, the party to whom such representations, warranties or covenants have been made shall have all rights and remedies for such breach available to it under the provisions of this Agreement or otherwise, whether at law or in equity, regardless of any disclosure to, or investigation made by or on behalf of such party on or before the Closing Date.

           Section 9.2                      Indemnification.

a.  Indemnification Obligations in favor of the Executive Officers, Directors, Employees and Controlling Stockholders of USTP.  Notwithstanding the limitation set forth in Section 9.1 and subject to the limitation set forth in this Section 9.2, from and after the Closing Date until the expiration of the twelve-month anniversary of the Closing Date, the APPI Companies and the APPI Shareholder shall reimburse and hold harmless USTP’s executive officers, directors, employees in office immediately prior to the Closing and the USTP Controlling Shareholders (each such person and his heirs, executors, administrators, agents, successors and assigns is referred to herein as a “USTP Indemnified Party”) against and in respect of any and all damages, losses, settlement payments, in respect of deficiencies, liabilities, costs, expenses and claims suffered, sustained, incurred or required to be paid by any USTP Indemnified Party, and any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other procedures or investigation against any USTP Indemnified Party, which arises or results from a third-party claim brought against a USTP Indemnified Party to the extent based on (i) a breach of the representations and warranties with respect to the business, operations or assets of the USTP Companies, (ii) the actions or omissions of any officer, director, shareholder, employee, or agent of the USTP Companies after the Closing , or (iii) any actions or omissions or any USTP Indemnified Party taken in furtherance of the transactions contemplated by this Agreement.

b. Indemnification Obligations in favor of the APPI Companies and APPI Shareholders.  Notwithstanding the limitation set forth in Section 9.1 and subject to the limitation set forth in this Section 9.2, from and after the Closing Date until the expiration of the twelve-month anniversary of the Closing Date, each of the USTP Controlling Shareholders will, severally and not jointly, indemnify and hold harmless the APPI Companies, the APPI Shareholders, and their respective officers, directors, agents, attorneys and employees, and each person, if any, who controls or may “control” (within the meaning  of the Securities Act) any of the forgoing persons or entities (hereinafter referred to individually as a “APPI Indemnified Person”) from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, legal fees, (collectively, “Damages”) arising out of any (i) any breach of representation or warranty made by USTP or either of the USTP Controlling Shareholders in this Agreement, and in any certificate delivered by USTP or the USTP Controlling Shareholders pursuant to this Agreement, (ii) any breach by USTP or either of the USTP Controlling Shareholders of any covenant, obligation or other agreement made by USTP or the USTP Controlling Shareholder in this Agreement, (iii) a third-party claim based on any acts or omissions by USTP or the USTP Controlling Shareholder, or (iv) failure to file USTP’s annual report on Form 10-K for the period ended June 30, 2010 at or prior to Closing.

Section 9.3                      Publicity.  No party shall cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties, unless a press release or announcement is required by law.  If any such announcement or other disclosure is required by law, the disclosing party agrees to give the non-disclosing parties prior notice and an opportunity to comment on the proposed disclosure.

Section 9.4                      Successors and Assigns.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties.

Section 9.5                      Fees and Expenses.  Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

Section 9.6                      Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses:

If to APPI or the APPI Shareholders, to:

Xiangdong Road, Shangsong Village
Baoji City, Fufeng County
 Shaanxi Province, the People’s Republic of China 722205
Attention: Yongming Feng
Tel. No.: 86-0917-5471054
Fax No.:

with copies to:

Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Attention:  Marc J. Ross, Esq.
Tel. No.:  (212) 930-9700
Fax No.:  (212) 930-9725

If to USTP or the USTP Controlling Shareholders, to:

Xiangdong Road, Shangsong Village
Baoji City, Fufeng County
 Shaanxi Province, the People’s Republic of China 722205
Attention: Yongming Feng
Tel. No.: 86-0917-5471054
Fax No.:

with copies, which shall not constitute notice, to:

[   ]

or to such other persons or at such other addresses as shall be furnished by any party by like notice to the others, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this Section 9.6 are concerned unless such changed address is located in the United States of America and notice of such change shall have been given to such other party hereto as provided in this Section 9.6.

Section 9.7                      Entire Agreement.  This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith.  This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement.  No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

Section 9.8                      Severability.  This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.  Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible so as to be valid and enforceable.

Section 9.9                      Titles and Headings.  The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 9.10                      Counterparts.      This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

Section 9.11                      Convenience of Forum; Consent to Jurisdiction.  The parties to this Agreement, acting for themselves and for their respective successors and assigns, without regard to domicile, citizenship or residence, hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of, the courts of the State of New York located in County of New York, and/or the United States District Court for the Southern District of New York, in respect of any matter arising under this Agreement. Service of process, notices and demands of such courts may be made upon any party to this Agreement by personal service at any place where it may be found or giving notice to such party as provided in Section 9.5.

            Section 9.12                                           Enforcement of the Agreement.  The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.13                      Governing Law.  This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York without giving effect to the choice of law provisions thereof.

           Section 9.14                      Amendments and Waivers.  Except or otherwise provided herein, no amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

[REST OF PAGE DELIBERATELY LEFT BLANK]

             IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ASIA PACKAGING & PRINTING, INC.

By:      /s/ Michael Segal_____________________
            Michael Segal, Sole Officer and Director

THE APPI SHAREHOLDERS:

/s/ Yongming Feng Yongming Feng	/s/ Michael Segal Michael S. Segal
/s/ Jinhao Zhang Jinhao Zhang	/s/ Xiting Yang Xiting Yang
/s/ Jingfeng Chen Jingfeng Chen	/s/ Longlong Yang Longlong Yang
/s/ Xining Chen Xining Chen	/s/Aiqin Liang Aiqin Liang
/s/ Zhichao Zhai Zhichao Zhai	/s/ Xing Gao Xing Gao
/s/ Deping Li Deping Li	/s/ Yan Zhang Yan Zhang
/s/ Maicheng Liu Maicheng Liu /s/ Ronghui Xu Ronghui Xu /s/ Penghui Feng Penghui Feng	/s/ Xining Yang Xining Yang /s/ Suying Chen Suying Chen /s/ Xianpin Lin Xianpin Lin
/s/ Yongning Zhang Yongning Zhang	/s/ Lingling Wang Lingling Wang
/s/ Fangxia Zhai Fangxia Zhai	/s/ Hongtao Chen Hongtao Chen
/s/ Jingtao Chen Jingtao Chen	/s/ Jiatang Lin Jiatang Lin
/s/ Dan Wang Dan Wang	/s/ Penglong Feng Penglong Feng
/s/ Lili Li Lili Li	/s/ Yanli Gao Yanli Gao
/s/ jinhao Zhang Dragon Link Investments Ltd.	/s/ Cai Ting Ting Cai Ting Ting
/s/ Yaqing Dang Yaqing Dang	/s/ Rong Bai Rong Bai
/s/ Peilin Xing Peilin Xing	/s/ Weiping Wu Weiping Wu
/s/ Yali Li Yali Li	/s/ Ye Yuan Ye Yuan
/s/ Haike Liu Haike Liu

BAOJI JINQIU PRINTING & PACKAGING CO., LTD.

By:           /s/ Yongming Feng______________________
 Yongming Feng, Legal Representative

FUFENG JINQIU PRINTING & PACKAGING CO., LTD.

By:           /s/ Yongming Feng______________________
Yongming Feng, Chairman

USA THERAPY, INC.

By:     /s/ Kathy Kestler______________________
           Kathy Kestler, President

USTP CONTROLLING SHAREHOLDERS

/s/ Kathy Kestler_______________
Kathy Kestler

/s/ Todd Bauman_______________
Todd Bauman

EXHIBIT A

RETURN TO TREASURY AGREEMENT

[Filed as Exhibit 10.15 to this Report]
EXHIBIT B

FORM OF OPINION OF COUNSEL TO USTP

  Ladies and Gentlemen:

We have acted as counsel to USA Therapy, Inc. a Nevada corporation (the “Company”), in connection with the execution and delivery by the Company of the Share Exchange Agreement dated as of August __, 2010 (the “Agreement”), by and among the Company, Asia Packaging & Printing, Inc. (“APPI”), all of the APPI shareholders, and the controlling shareholders of the Company.  This opinion is given to you pursuant to Section 5.8 of the Agreement.  (Capitalized terms not otherwise defined herein are defined as set forth in the Agreement.)

We have participated in the preparation and negotiation of the Agreement and the Exhibits and Schedules thereto, and the other documents referred to therein.

In rendering the opinions expressed below, we have examined originals or copies of: (i) the Agreement and all other closing documents executed in furtherance of the transactions contemplated by the Agreement (the “Transaction Documents”), (ii) the Company’s Articles of Incorporation, as amended, as in effect on the date hereof (the “Articles of Incorporation”) as attached hereto as Exhibit “A”, (iii) Certificate of Good Standing of the Secretary of the State of Nevada, as attached hereto as Exhibit “B” for the Company (the “Certificate”), (iv) a certificate of an officer of the Company attached hereto as Exhibit “C” (the “Officer’s Certificate”), (v) resolutions (the “Resolutions”) of the Company’s Board of Directors attached hereto as Exhibit “D”, authorizing and approving the transactions contemplated by the Transaction Documents, and (vi) the Company’s By-laws, as in effect on the date hereof (the “By-laws”) as attached hereto as Exhibit “E” and such certificates of public officials, corporate documents and records and other certificates, opinions, agreements and instruments and have made such other investigations as we have deemed necessary in connection with the opinions hereinafter set forth. In rendering the opinions expressed below, we have relied, as to factual matters, upon the representations and warranties of the Company contained in the Agreement.

Based on the foregoing, subject to the qualifications stated herein and upon such investigation as we have deemed necessary, we give you our opinion as follows:

1.           The Company is a corporation duly organized, validly existing and, based solely on the Certificate, is in good standing under the laws of the State of Nevada.  Pursuant to Nevada law and the Articles of Incorporation and Bylaws, the Company has the requisite corporate power and authority to carry on its business as now conducted.

2.           All action on the part of the Company, its directors and its stockholders necessary for: (i) the authorization, execution and delivery by the Company of the Transaction Documents, (ii) the authorization, issuance, sale and delivery of the New USTP Shares and (iii) the consummation by the Company of the transactions contemplated by the Transaction Documents, has been duly taken.  The Transaction Documents have been duly and validly authorized, executed and delivered by the Company and constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except that (a) such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general and (b) the remedies of specific performance and injunctive and other forms of injunctive relief may be subject to equitable defenses.

3.           The New USTP Shares which are being issued on the date hereof pursuant to the Agreement have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive or similar rights, and have been issued in compliance with applicable securities laws, rules and regulations.

4.           The execution, delivery and performance by the Company of, and the compliance by the Company with the terms of, the Transaction Documents and the issuance, sale and delivery of the New USTP Shares pursuant to the Agreement do not conflict with or result in a violation of (i) any provision of federal securities to the Company or its Subsidiaries or (ii) the Articles of Incorporation or By-laws or other similar organizational documents of the Company or its Subsidiaries.

5.           The initial sale of the New USTP Shares as contemplated by the Transaction Documents is exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended.

6.           The authorized capital stock of the Company consists of ______ shares of Common Stock, par value $____.  The Company has advised us that, as of the date hereof, and excluding any shares of Common Stock to be issued pursuant to the terms of the Transaction Documents and any shares of Common Stock to be issued upon the conversion or exercise of outstanding securities convertible or exercisable into shares of Common Stock, there are ______, shares of Common Stock issued and outstanding.

7.           There is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body or any governmental agency or self-regulatory organization pending or threatened against or affecting the Company, wherein an unfavorable decision, ruling or finding would have a Material Adverse Effect or which would adversely affect the validity or enforceability of or the authority or ability of the Company to perform its obligations under the Transaction Documents.

8.           The Company is not in violation of any terms of its Articles of Incorporation or Bylaws.  The Company’s execution, delivery and performance of and compliance with the Transaction Documents and the issuance of the New USTP Shares do not violate any provision of its Articles of Incorporation or Bylaws or any provision of any applicable federal or state law, rule or regulation.  The Company’s execution, delivery and performance of and compliance with the Transaction Documents and the issuance of the New USTP Shares have not resulted in and will not result in any violation of, or constitute default under (or an event which with the passage of time or the giving of notice or both would constitute a default under), or (other than pursuant to the Transaction Documents) result in the creation of any lien, security interest or encumbrance on the assets or properties of the Company pursuant to any contract, agreement, instrument, judgment or decree binding upon the Company which, individually or in the aggregate, would have a Material Adverse Effect (as defined in the Agreement).

9.           The Company is not, and as a result of and immediately upon Closing will not be, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

The opinions expressed herein are subject to the following assumptions, limitations, qualifications and exceptions:

A.        We have made such legal and factual examinations and inquiries as we have deemed advisable or necessary for the purpose of rendering this opinion.

B.        We have examined and relied upon, copies of such corporate records of the Company, certificates of public officials and such other documents and questions of law that we consider necessary or advisable for the purpose of rendering this opinion.  In such examination we have assumed the genuineness of all signatures on original documents, the authenticity and completeness of all documents, certificates and instruments submitted to us as originals, the conformity to original documents of all copies submitted to us as copies thereof, the legal capacity of natural persons, and the due execution and delivery of all documents, certificates and instruments (except as to due execution and delivery by the Company) where due execution and delivery are a prerequisite to the effectiveness thereof.  As to various questions of fact material to our opinion, we have relied without independent investigation on, and assumed the accuracy and completeness of, the Officer’s Certificate, all certificates and written statements of the Company and the officers of the Company including those in the Agreement.  We have not made any investigation as to the facts underlying the matters covered by the Officer’s Certificate or statements of the Company or the officers of the Company.

             C.                      As used in this opinion, the phrase “to our knowledge” and the like mean to the current actual knowledge of the attorneys in this firm who have devoted substantive attention to this transaction, without any independent investigation.  We have not made any investigation of other attorneys of this firm, or as to the facts underlying the matters covered by the certificates or statements of the Company or officers, directors or stockholders of the Company.  We have not independently verified and express no opinion herein with regard to compliance by the Company with any representations, warranties or covenants in the Agreement or documents or instruments executed and delivered in connection therewith.

            D.           For purposes of this opinion, we have assumed that you have all requisite power and authority, and have taken any and all necessary corporate action, to execute and deliver the Agreement and the other Transaction Documents and we are assuming the representations and warranties made by the parties in the Agreement and pursuant thereto are true and correct.

            E.                      Our opinion is based upon our knowledge of the facts as of the date hereof and assumes no event will take place in the future which would affect the opinions set forth herein other than future events contemplated by the Agreement and the other Transaction Documents.  We assume no duty to communicate with you with respect to any change in law or facts which comes to our attention hereafter.  We have assumed that there are no oral modifications or written agreements or understandings which limit, modify or otherwise alter the terms, provisions, and conditions of, or relate to, the transactions contemplated in the Agreement and the other Transaction Documents.

           F.                      In rendering the opinion in paragraph 1 with respect to legal existence and good standing of the Company, we have relied solely upon the certificate of the Secretary of the State of Nevada.

G.           In addition to the exceptions and limitations above, we advise you that certain provisions of the Agreement and the other Transaction Documents may be further limited or rendered unenforceable by the effect of laws, rules, regulations, court decisions and constitutional requirements in and of the States of New York, Nevada or the United States that:

(i)           limit or affect the enforcement of provisions of a contract that purport to waive, or require waiver of, the obligations of good faith, fair dealing, diligence and reasonableness;

(ii)           provide that forum selection clauses in contracts are not necessarily binding on the court(s) in the forum selected;

(iii)           limit the availability of a remedy under certain circumstances;

(iv)           provide a time limitation after which a remedy may not be enforced;

(v)           limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct, unlawful conduct, violation of public policy or litigation against another party determined adversely to such party;

(vi)           may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; or

(vii)           govern and afford judicial discretion regarding the determination of damages and entitlement to attorney’s fees and other costs;

H.           We have made such examination of New York, Nevada and federal law as we have deemed relevant for purposes of this opinion.  We do not purport to be experts in the laws of any state other than New York and, accordingly, we express no opinion herein as to the laws of any state or jurisdiction other that the State of New York, the State of Nevada and the United States of America.  We express no opinion as to laws, rules, and regulation of the People’s Republic of China. We express no opinion as to any county, municipal, city, town or village ordinance, rule, regulation or administrative decision.

Our opinions set forth above are also subject to the following qualifications:

 (a)           We express no opinion as to the enforceability of (i) the choice of New York law under the Agreement and the other Transaction Documents in an action or proceeding in a Federal court or state court outside of the State of New York and (ii) any consent to subject matter jurisdiction of any Federal court.

(b)           We express no opinion as to the effect of the law of the State of New York or any other jurisdiction wherein the parties may be located or wherein enforcement of the Agreement or the other Transaction Documents may be sought which limits the rates of interest legally chargeable or collectible.

(c)           We express no opinion as to the requirements of, effects of, or any entity’s compliance with laws or regulations related to (i) any state or federal laws or regulations applicable to parties in connection with the transactions described in the Agreement or the Transaction Documents, (ii) environmental or hazardous substance laws, rules or regulations, (iii) land use or zoning laws, ordinances, regulations or restrictions, (iv) antitrust and unfair competition laws, (v) fiduciary duty laws, (vi) pension and employee benefit laws, (vii) labor laws, (viii) building codes, (ix) landlord/tenant laws, (x) the Americans With Disabilities Act, (xi) State “Blue Sky” Laws or (xii) any tax laws or related regulations.

(d)           We express no opinion concerning the enforceability of provisions of any agreement purporting to indemnify any person for violations of applicable securities law.

This opinion is furnished to APPI and its shareholders solely for its benefit in connection with the transactions described above and may not be relied upon by any other person or for any other purpose without our prior written consent.

Very truly yours,